Exhibit 10.11

                , 2013

[Employee]

[Address]

[Address]

Re:                           Bonuses

Dear                       :

In consideration of your valuable service to DTLR Holding, Inc. (the “Company”), I am pleased to provide you this letter agreement (this “Agreement”) which sets forth the terms of an Incentive Bonus (as defined below) and an Equity Bonus (as defined below) (together, the “Bonuses”) that may be paid to you subject to the terms and conditions set forth in this Agreement.

In the event that an Initial Public Offering is completed on or prior to December 31, 2014, and you have remained actively employed with the Company through the completion of the Initial Public Offering, then, subject to your signing and returning this Agreement, including Exhibit A hereto, to the Company:

1.              The Company shall pay to you the Incentive Bonus in a cash lump sum payment not later than the first regularly scheduled payroll date after the close of business on the 5th business day after the completion of the Initial Public Offering (the “Payment Date”); and

2.              The Company shall provide to you the Equity Bonus as follows:

a.              45% of the Equity Bonus in a cash lump sum payment on the Payment Date, and

b.              55% of the Equity Bonus awarded to you promptly following completion of the Initial Public Offering in shares of Common Stock under the 2013 Stock Plan (and subject to all of the terms and conditions of the 2013 Stock Plan, including executing a related award agreement, which may provide for certain additional restrictions on the vesting of such Common Stock), with the number of shares of Common Stock calculated based on the IPO Sale Price.

Certain Definitions.  For purposes of this Agreement, the following capitalized terms shall be defined as follows:

•                                          “CEV Target” means eleven million, two hundred and sixty-seven thousand dollars ($11,267,000).

•                                          “Common Stock” means shares of common stock, par value $0.01 per share, of the Company.

•                                          “Enterprise Value” means the sum of (a) the product of the IPO Price multiplied by the aggregate number of shares of Common Stock issued and outstanding immediately following the completion of the Initial Public Offering, plus (b) all indebtedness of the Company and its subsidiaries as of immediately following the completion of the Initial

Public Offering, minus (c) all cash and cash equivalents of the Company and its subsidiaries as of immediately following the completion of the Initial Public Offering (with respect to (b) and (c), after having given effect to the payment of all fees and expenses associated with the Initial Public Offering, including, without limitation, the cash portion of the Bonuses, and the pay down of any indebtedness).

•                                          “Equity Bonus” means an amount equal to [       ]% of the Equity Management Pool.

•                                          “Equity Management Pool” means an amount equal to (i) the product of (a) the Management Pool Percentage, multiplied by (b) the excess of the Retained Common Equity Value minus the CEV Target, (ii) minus $1,000,000.

•                                          “Incentive Bonus” means an amount equal to $[       ].

•                                          “Initial Public Offering” means the first registered public offering of Common Stock in a firm commitment underwriting.

•                                          “IPO Sale Price” means the price per share of Common Stock in the Initial Public Offering.

•                                          “Management Pool Percentage” means (i) 15%, if the Enterprise Value is greater than $200 million; 12.5% if the Enterprise Value is equal to or less than $200 million but greater than $162.5 million; or 10% if the Enterprise Value is equal to or less than $162.5 million.

•                                          “Preferred Stock” means shares of Preferred Stock, par value $0.01 per share, of the Company.

•                                          “Retained Common Equity Value” means the product of (a) the IPO Sale Price, multiplied by (b) the aggregate number of shares of Common Stock issued and outstanding immediately prior to the completion of the Initial Public Offering (excluding, for the avoidance of doubt, any shares of Common Stock issued in exchange for Preferred Stock and any shares of Common Stock issued by the Company in the Initial Public Offering) after giving effect to any stock split or reverse stock split of or Common Stock dividend on such Common Stock to be effected in connection with such Initial Public Offering.

•                                          “2013 Stock Plan” means the DTLR Holding, Inc. 2013 Equity Incentive Compensation Plan.

Miscellaneous.

•                                          This Agreement does not confer upon you any right to continued employment or service with the Company or otherwise interfere with the right of the Company to terminate your employment.

•                                          All payments hereunder will be made net of required withholding for applicable federal, state and local taxes.  All payments hereunder are intended to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement shall be interpreted in accordance with such intent.  Notwithstanding anything herein to the contrary, in no event shall the Company be liable for the payment of, nor any gross up in connection with, any taxes, interest and or penalties owed by you pursuant to Section 409A of the Code in the event that this Agreement does not comply with and/or is not exempt from Section 409A of the Code.  Each installment of any payment provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Code.

•                                          This Agreement is to be construed in accordance with, and be governed by, the laws of the State of Delaware, without regard to the conflicts of law provisions thereof.  Any action relating to this Agreement or its breach shall be brought in the state and federal courts located in the State of Delaware.

•                                          If any provision of this Agreement is determined by a court of law having jurisdiction over the matter to be unenforceable, such provision shall be deemed deleted without affecting the validity of any of the other terms herein.

•                                          Determinations and calculations required to be made pursuant to this Agreement shall be made in the sole discretion of the Company’s compensation committee or the Company’s Board of Directors.

•                                          This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings regarding this topic.

•                                          This Agreement may only be changed by an agreement in writing signed by both parties and may not be transferred or assigned by you to any person or entity.

•                                          This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

To indicate your acceptance and acknowledgment of the terms as set forth in this Agreement, please sign and date this letter and the attached Exhibit A in the space provided and return it to me.

Sincerely,

Acknowledged and agreed on this
day of , 2013:

[Employee]

EXHIBIT A

NON-COMPETITION AND CONFIDENTIAL

INFORMATION AGREEMENT

THIS NON-COMPETITION AND CONFIDENTIAL INFORMATION AGREEMENT (this “Agreement”), by and between DTLR Holding, Inc., a Delaware corporation (the “Company”), and [Grantee] (the “Restricted Party”), is dated and will be effective as of [              ], 2013 (the “Effective Date”).

Recitals

WHEREAS, the Restricted Party has been an employee of the Company;

WHEREAS, subject to the Restricted Party’s agreement and adherence to the terms of this Agreement, the Company has granted to the Restricted Party the opportunity to receive certain incentive and equity bonuses in connection with a possible initial public offering of the Company (the “Award”);

WHEREAS, the Restricted Party acknowledges that in the course of the Restricted Party’s employment with the Company and all of its subsidiaries and affiliates (the “Company Group”), the Restricted Party by reason of the Company’s investment of time, money, trust, exposure to the public, or exposure to technologies, intellectual property, business plans, business processes and methods of operation, customers, vendors or other business relationships during the course of employment, has and will gain a high level of inside knowledge, influence, credibility, notoriety, fame, reputation or public persona as a representative or spokesperson of the Company, and as a result, has and will have the ability to harm or threaten the Company’s and/or its affiliates’ legitimate business interests, including without limitation its goodwill, technologies, intellectual property, and other Confidential Information (as defined below).  In consideration of the foregoing and for other good and valuable consideration and as a material inducement to the Company to enter into this Agreement, the Restricted Party agrees that:

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration and as a material inducement to the Company to grant the Award, the parties, intending to be legally bound, hereby agree as follows:

Terms

Section 1.                                          Non-Competition.  During the period commencing on the effective date of the Agreement and ending on the second anniversary of the Restricted Party’s termination of employment or other service, as applicable, with the Company Group (the “Restrictive Covenant Period”), the Restricted Party will not directly or indirectly:

(a)                                 engage in any retailing of “street-inspired” footwear, apparel and/or accessories or other business that competes with the business of the Company Group (including, without limitation, businesses which the Company Group have specific plans to conduct in the future and as to which the Restricted Party is aware of such planning and any business conducted by any member of Nike Inc.’s City Specialty Group initiative, or any similar grouping or initiative by Nike Inc., or by any comparable retailer) in any geographical area where the Company Group manufactures, produces, sells, leases, rents, licenses or otherwise provides its products or services (a “Competitive Business”);

(b)                                 enter the employ of, or render any services to, any individual, partnership, limited liability company, corporation, association, joint stock company, trust, joint venture, unincorporated organization, investment fund, any other business entity or governmental entity or any department, agency or political subdivision thereof (each, a “Person”) (or any division or controlled or controlling affiliate of any Person) who or which engages in a Competitive Business;

(c)                                  acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(d)                                 interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the effective date of the Agreement) between the Company Group and any of its respective suppliers, customers, lenders or investors.

Notwithstanding the above, the Restricted Party may, directly or indirectly own, solely as an investment, securities of any Person engaged in any Competitive Business which are publicly traded on a national or regional stock exchange or on the over-the-counter market if such Restricted Party (i) is not a controlling person of, or a member of a group which controls, such Person and (ii) does not, directly or indirectly, own 2% or more of any class of securities of such Person.

Section 2.                                          Non-Solicitation of Employees.  During the Restrictive Covenant Period, the Restricted Party will not, whether on such Restricted Party’s own behalf or on behalf of or in conjunction with any other Person, directly or indirectly solicit or encourage any employee of the Company Group to leave the employment of the Company Group or hire any such employee who was employed by the Company Group as of the Relevant Date or who left the employment of the Company Group coincident with, or within one year prior to, the Relevant Date.  For the purposes of the Agreement, the “Relevant Date” means (i) during the time the Restricted Party is employed by or performing services for the Company Group, any date such definition is being applied; and (ii) following the Restricted Party’s termination of employment or other service, as applicable, with the Company Group, the date of such termination.

Section 3.                                          Non-Solicitation of Consultants.  During the Restrictive Covenant Period, the Restricted Party will not, directly or indirectly, solicit or encourage to cease to work with the Company Group any individual who renders services to the Company Group as a consultant, advisor or independent contractor and is then under contract with the Company Group.

Section 4.                                          Confidentiality.  The Restricted Party will not at any time (whether during or after such Restricted Party’s employment with or provision of services to the Company) (x) retain or use for the benefit, purposes or account of such Restricted Party or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company Group (other than its professional advisers who are bound by confidentiality obligations), any Confidential Information without the prior written authorization of the Board.  “Confidential Information” means all information with respect to the business and activities of the Company Group, including, without limitation, the suppliers, customers, employees, consultants, computer or other files, projects, products, computer disks or other media, computer hardware or computer software programs, marketing plans, financial information, methodologies, know-how, processes, practices, approaches, projections, forecasts, formats, systems, data gathering methods and/or strategies of the Company Group.  Notwithstanding the immediately preceding sentence, “Confidential Information” shall not include any information that is (a) generally known to the industry or the public other than as a result of the Restricted Party’s breach of the Agreement or any breach of other confidentiality obligations by third parties; (b) made legitimately available to the Restricted Party by a third party without breach of any confidentiality obligation; or

(c) required by law to be disclosed; provided that the Restricted Party shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company Group to obtain a protective order or similar treatment.  Upon the termination of the Restricted Party’s employment with or provision of services to the Company for any reason, the Restricted Party shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company Group; (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in the Restricted Party’s possession or control (including any of the foregoing stored or located in the Restricted Party’s office, home, laptop or other computer, whether or not Company Group property) that contain Confidential Information or otherwise relate to the business of the Company Group; and (z) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which the Restricted Party is or becomes aware.

Section 5.                                          Works.

(a)                                 If the Restricted Party has created, invented, designed, developed, contributed to or improved, any Prior Works, the Restricted Party hereby grants the Company Group a perpetual, non-exclusive, royalty-free, worldwide, assignable, sublicensable license under all rights and intellectual property rights (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) therein for all purposes in connection with the Company Group’s current and future business.  “Prior Works” means any item of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) created, invented, designed, developed, contributed to or improved by the Restricted Party, either alone or with third parties, prior to the Restricted Party’s employment by or service to the Company, that are relevant to or implicated by such employment or service.

(b)                                 If the Restricted Party creates, invents, designs, develops, contributes to or improves any Company Works, the Restricted Party shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights, titles, interests and intellectual property rights therein (including, without limitation, rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company Group to the extent ownership of any such rights does not vest originally in the Company Group.  “Company Works” means any item of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) created, invented, designed, developed, contributed to or improved by the Restricted Party, either alone or with third parties, at any time during the Restricted Party’s employment by or service to the Company and within the scope of such employment or service and/or with the use of any resources of the Company Group.

(c)                                  The Restricted Party agrees to keep and maintain adequate and current written records (in the form of notes, sketches, drawings, and any other form or media requested by the Company) of all Company Works.  The records will be available to and remain the sole property and intellectual property of the Company Group at all times.

(d)                                 The Restricted Party shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company Group’s rights in the Prior Works and Company Works.  If the Company is unable for any other reason to secure the Restricted Party’s signature on any document for this purpose, then the Restricted Party hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Restricted Party’s agent and attorney in fact, to act for and in the Restricted Party’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

(e)                                  The Restricted Party shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company Group any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party.  The Restricted Party shall comply with all relevant policies and guidelines of the Company Group, including (without limitation) policies regarding the protection of confidential information and intellectual property, conflicts of interest and securities trading.  The Restricted Party acknowledges that the Company Group may amend any such policies and guidelines from time to time, and that the Restricted Party remains at all times bound by their most current version.

Section 6.                                          Remedies.  The Restricted Party acknowledges and agrees that the Company Group’s remedies at law for a breach or threatened breach of any of the provisions of the Agreement would be inadequate and the Company Group would suffer irreparable damages as a result of such breach or threatened breach.  In recognition of this fact, the Restricted Party agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company Group, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.  In addition, in the event of any breach of the Agreement, in addition to any remedies at law, the Company Group, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by the Award (which payments and benefits shall be deemed permanently forfeited if it is established that the Restricted Party breached the Agreement).

Section 7.                                          Reformation and Severability.  The terms and provisions of each restrictive covenant provision of the Agreement are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of the Agreement shall thereby be affected.  It is the intention of the Company Group and the Restricted Party that the restrictions set forth herein be reasonable in both duration and geographic scope and in all other respects.  If for any reason any court of competent jurisdiction shall find any provisions of any restrictive covenant unreasonable in duration or geographic scope or otherwise, the Restricted Party and the Company agree and intend that the restrictions and prohibitions contained herein be modified and enforced by such court to be effective to the fullest extent allowed under applicable law in such jurisdiction.

Section 8.                                          Tolling of Restrictive Periods.  The Company and the Restricted Party agree and intend that the Restricted Party’s obligations under Section 1 through Section 5 above shall be tolled during any period that the Restricted Party is in breach of any of the obligations under any such section, so that the Company is provided with the full benefit of the restrictive periods set forth herein.

Section 9.                                          Additional Acknowledgments.  The Restricted Party agrees and acknowledges that the restrictions contained in this Agreement do not preclude the Restricted Party from earning a livelihood, nor do they unreasonably impose limitations on the Restricted Party’s ability to earn a living, and are reasonable in duration, geographic area, and scope to protect the Company’s legitimate business interests.  The Restricted Party acknowledges and agrees that any claims that the Restricted Party may have against the Company, whether under this Agreement or otherwise, shall not constitute a defense to enforcement of the restrictions contained in this Agreement.

Section 10.                                   Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10):

If to the Company, to:

DTLR Holding, Inc.
[Address]
[Address]
Facsimile:
Email:
Attention:

To the Restricted Party:                          at the address listed in the Company’s personnel records

Section 11.                                   Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles of any state or jurisdiction.

Section 12.                                   Successors and Assigns.  Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, assigns, heirs and personal representatives.  This Agreement may be assigned by the Company, but may not be assigned by the Restricted Party.  No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 13.                                   Headings.  The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 14.                                   Amendments and Modification; Waiver.  This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.  No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving.  No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver.  No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 15.                                   Entire Agreement.  This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter (other than any restrictive covenants set forth in any employment or other agreement between the Restricted Party and the Company, which shall survive this Agreement and shall continue to apply in accordance with their terms).

Section 16.                                   Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

THE COMPANY:

DTLR HOLDING, INC.

By:
Name:
Title:

RESTRICTED PARTY: